Columbia Funds Series Trust I -
Annual N-SAR report for the period ending 5/31/11

Columbia High Yield Opportunity Fund
Columbia International Bond Fund
Columbia Strategic Income Fund
(the "Funds")



Item 77B - Accountant's report on internal control


Report of Independent Registered Public Accounting Firm

To the Trustees and Shareholders of Columbia Funds Series Trust I

In planning and performing our audits of the financial statements of Columbia International Bond Fund and Columbia High Yield Opportunity Fund (each a series of Columbia Funds Series Trust I and hereafter collectively referred to as the "Funds") as of and for the year ended May 31, 2011, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds' internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Funds' internal control over financial reporting.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A fund's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the fund;
(2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the fund are being made only in accordance with authorizations of management and trustees of the fund; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Funds' annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Funds' internal control over financial reporting and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of May 31, 2011.




This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
July 22, 2011



Item 77C - Matters submitted to a vote of security holders:

Columbia International Bond Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of Columbia International Bond Fund considered a proposal to approve a proposed amendment to the Investment Management Services Agreement with Columbia Management Investment Advisers, LLC. The proposal was approved as follows:

Votes For     Votes Against   Abstentions   Broker Non-Votes
13,835,257    110,571         9,247         0

Columbia High Yield Opportunity Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of Columbia High Yield Opportunity Fund considered a proposal to approve a proposed amendment to the Investment Management Services Agreement with Columbia Management Investment Advisers, LLC. The proposal was approved as follows:

Votes For     Votes Against   Abstentions   Broker Non-Votes
176,409,526   9,471,504       6,126,212     0

Columbia Strategic Income Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of Columbia Strategic Income Fund considered a proposal to approve a proposed amendment to the Investment Management Services Agreement with Columbia Management Investment Advisers, LLC. The proposal was approved as follows:

Votes For      Votes Against   Abstentions   Broker Non-Votes
1,054,856,737  60,370,684      33,730,551    0


Item 77E - Legal Proceedings:

Information Regarding Pending and
Settled Legal Proceedings

In June 2004, an action captioned John E. Gallus et al. v. American Express Financial Corp. and American Express Financial Advisors
Inc. was filed in the United States District Court for the District of Arizona. The plaintiffs allege that they are investors in several American Express Company mutual funds (branded as Columbia or RiverSource) and they purport to bring the action derivatively on behalf of those funds under the Investment Company Act of 1940.
The plaintiffs allege that fees allegedly paid to the defendants by the funds for investment advisory and administrative services are excessive. The plaintiffs seek remedies including restitution and rescission of investment advisory and distribution agreements. The plaintiffs voluntarily agreed to transfer this case to the United States District Court for the District of Minnesota (the District Court). In response to defendants' motion to dismiss the complaint, the District Court dismissed one of plaintiffs' four claims and granted plaintiffs limited discovery. Defendants moved for summary judgment in April 2007. Summary judgment was granted in the defendants' favor on July 9, 2007. The plaintiffs filed a notice of appeal with the Eighth Circuit Court of Appeals (the Eighth Circuit) on August 8,
2007. On April 8, 2009, the Eighth Circuit reversed summary judgment and remanded to the District Court for further proceedings. On August 6, 2009, defendants filed a writ of certiorari with the U.S. Supreme Court (the Supreme Court), asking the
Supreme Court to stay the District Court proceedings while the Supreme Court considers and rules in a case captioned Jones v.
Harris Associates, which involves issues of law similar to those presented in the Gallus case. On March 30, 2010, the Supreme Court issued its ruling in Jones v. Harris Associates, and on April 5, 2010, the Supreme Court vacated the Eighth Circuit's decision in the Gallus case and remanded the case to the Eighth Circuit for further consideration in light of the Supreme Court's decision in Jones v. Harris Associates. On June 4, 2010, the Eighth Circuit remanded the Gallus case to the District Court for further consideration in light of the Supreme Court's decision in Jones v. Harris Associates. On
December 9, 2010, the District Court reinstated its July 9, 2007, summary judgment order in favor of the defendants. On January 10, 2011, plaintiffs filed a notice of appeal with the Eighth Circuit. In response to the plaintiffs' opening appellate brief filed on March 18, 2011, the defendants filed a response brief on May 4, 2011 with the Eighth Circuit. The plaintiffs filed a reply brief on May 26, 2011.

In December 2005, without admitting or denying the allegations, American Express Financial Corporation (AEFC, which is now known as Ameriprise Financial, Inc. (Ameriprise Financial)), entered into settlement agreements with the Securities and Exchange
Commission (SEC) and Minnesota Department of Commerce
(MDOC) related to market timing activities. As a result, AEFC was censured and ordered to cease and desist from committing or causing any violations of certain provisions of the Investment Advisers Act of 1940, the Investment Company Act of 1940, and various
Minnesota laws. AEFC agreed to pay disgorgement of $10 million and civil money penalties of $7 million. AEFC also agreed to retain an independent distribution consultant to assist in developing a plan for distribution of all disgorgement and civil penalties ordered by the SEC in accordance with various undertakings detailed at http://www.sec.gov/litigation/admin/ia-2451.pdf. Ameriprise
Financial and its affiliates have cooperated with the SEC and the MDOC in these legal proceedings, and have made regular reports to the funds' Boards of Directors/Trustees.

Ameriprise Financial and certain of its affiliates have historically been involved in a number of legal, arbitration and regulatory proceedings, including routine litigation, class actions, and governmental actions, concerning matters arising in connection with the conduct of their business activities. Ameriprise Financial believes that the Funds are not currently the subject of, and that neither Ameriprise Financial nor any of its affiliates are the subject of, any pending legal, arbitration or regulatory proceedings that are likely to have a material adverse effect on the Funds or the ability of Ameriprise Financial or its affiliates to perform under their contracts with the Funds. Ameriprise Financial is required to make 10-Q, 10-K and, as necessary, 8-K filings with the Securities and Exchange Commission on legal and regulatory matters that relate to Ameriprise Financial and its affiliates. Copies of these filings may be obtained by accessing the SEC website at www.sec.gov.

There can be no assurance that these matters, or the adverse publicity associated with them, will not result in increased fund redemptions, reduced sale of fund shares or other adverse consequences to the Funds. Further, although we believe proceedings are not likely to have a material adverse effect on the Funds or the ability of Ameriprise Financial or its affiliates to perform under their contracts with the Funds, these proceedings are subject to uncertainties and, as such, we are unable to estimate the possible loss or range of loss that may result. An adverse outcome in one or more of these proceedings could result in adverse judgments, settlements, fines, penalties or other relief that could have a material adverse effect on the consolidated financial condition or results of operations of Ameriprise Financial.



N-SAR Item 77H: Changes in Control of Registrant

Below are persons presumed to control Registrant's series because such person owns more than 25% of a series based on the records of the series.

Columbia High Yield Opportunity Fund

As of November 30, 2010
Name of Person                                 Ownership % of Series
PACE                                           25.55%



As of May 31, 2011   Name of Person   Ownership % of Series



Changes in Control Persons Ownership % of Series  Date/Description of
Name of Person                                    Transaction(s) Became a, or
                                                  Ceased to be, Control Person



Below are persons presumed to control Registrant's series because such person owns more than 25% of a series based on the records of the series.

Columbia International Bond Fund

As of November 30, 2010
Name of Person                                     Ownership % of Series
RIVERSOURCE seed accounts                          33.80%
PACE                                               54.17%




As of May 31, 2011
Name of Person                                      Ownership % of Series
State Street Bank AAF Lifegoal Balanced Growth      46.20%




Changes in Control Persons
Name of Person        Ownership % of Series      Date/Description of
                                                 Transaction(s) Became a, or
                                                 Ceased to be, Control Person